                                  EXHIBIT 99.1








                                 CENTILLION DATA
                                  SYSTEMS, INC.
                                AND SUBSIDIARIES

                        Consolidated Financial Statements
                           December 31, 2000 and 1999

                          Independent Auditor's Report


To Stockholders of
Centillion Data Systems, Inc. and Subsidiaries
Indianapolis, Indiana


We have audited the accompanying consolidated balance sheet of Centillion Data Systems, Inc. and Subsidiaries as of December 31, 2000 and 1999, and the related consolidated statements of income, stockholders' equity and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Centillion Data Systems, Inc. and Subsidiaries as of December 31, 2000 and 1999, and the results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles.



/s/Olive LLP
Indianapolis, Indiana
February 9, 2001, except for Note 19,
  which is as of February 12, 2001

                 CENTILLION DATA SYSTEMS, INC. AND SUBSIDIARIES
                        Consolidated Statement of Income


Year Ended December 31                                                                       2000               1999
----------------------------------------------------------------------------------------------------------------------------
Net Revenues
   Service fees                                                                              $9,870,806      $10,375,914
   Patent licenses                                                                            7,502,500
   Reimbursed expense                                                                           228,793          303,828
   Other                                                                                         41,430           54,900
                                                                                     ---------------------------------------
                                                                                             17,643,529       10,734,642
                                                                                     ---------------------------------------
Cost of Revenues
   Service                                                                                    4,318,423        3,973,282
   Patent licenses                                                                            2,974,907          549,503
                                                                                     ---------------------------------------
                                                                                              7,293,330        4,522,785
                                                                                     ---------------------------------------

Gross Profit                                                                                 10,350,199        6,211,857
                                                                                     ---------------------------------------

Operating Expenses
   General and administrative                                                                 2,854,937        1,782,832
   Selling                                                                                      333,400          175,753
                                                                                     ---------------------------------------
                                                                                              3,188,337        1,958,585
                                                                                     ---------------------------------------
     Operating income                                                                         7,161,862        4,253,272
                                                                                     ---------------------------------------

Other Income (Expense)
   Investment income                                                                          1,787,864          156,095
   Loss on disposal of assets                                                                    (9,400)         (56,320)
                                                                                     ---------------------------------------
                                                                                              1,778,464           99,775
                                                                                     ---------------------------------------

Income From Continuing Operations Before Income Taxes and Minority Interest                   8,940,326        4,353,047

Income Taxes                                                                                  3,869,816        1,733,484
                                                                                     ---------------------------------------

Income From Continuing Operations Before Minority Interest                                    5,070,510        2,619,563

Discontinuing Operations
   Loss from discontinuing operations--net of applicable tax expense (benefit) of
     $74,255 and $(1,834,204)                                                                  (309,268)      (3,622,867)
   Loss on disposal of discontinuing operations--net of applicable tax benefit of
     $865,300                                                                                                 (1,334,700)

Minority Interest in Net Loss of Discontinuing Operations                                        77,380          157,279
                                                                                     ---------------------------------------

Net Income (Loss)                                                                            $4,838,622    $  (2,180,725)
                                                                                     =======================================

Earnings Per Common Share
   Income From Continuing Operations Before Minority Interest                                     $1.40            $0.74
   Discontinuing Operations
     Loss from discontinuing operations                                                           (0.09)           (1.02)
     Loss on disposal of discontinuing operations                                                                  (0.38)
     Minority interest in discontinuing operations                                                 0.02             0.04
                                                                                     ---------------------------------------

   Net Income (Loss)                                                                              $1.33           $(0.62)
                                                                                     =======================================

Earnings Per Common Share--Assuming Dilution
   Income From Continuing Operations Before Minority Interest                                     $1.39            $0.73
   Discontinuing Operations
     Loss from discontinuing operations                                                           (0.08)           (1.01)
     Loss on disposal of discontinuing operations                                                                  (0.37)
     Minority interest in discontinuing operations                                                 0.02             0.04
                                                                                     ---------------------------------------

   Net Income (Loss)                                                                              $1.33           $(0.61)
                                                                                     =======================================

See notes to consolidated financial statements.

                                       (2)

                 CENTILLION DATA SYSTEMS, INC. AND SUBSIDIARIES
                           Consolidated Balance Sheet


December 31                                                                                 2000                1999
-----------------------------------------------------------------------------------------------------------------------------

                                       Assets
Current Assets
   Cash and cash equivalents                                                               $10,418,582       $  6,097,338
   Securities available for sale                                                                                6,116,112
   Accounts receivable (net of allowance of $25,063 and $70,510)                             1,364,551          1,136,502
   Note receivable--CTIG                                                                       562,911
   Other receivables                                                                           137,811             53,904
   Prepaid assets                                                                              197,055            129,917
   Income taxes refundable                                                                     880,651            507,912
   Deferred income tax benefit                                                                 360,858            476,291
   Assets of discontinuing operations                                                                           5,082,961
                                                                                     ----------------------------------------
         Total current assets                                                               13,922,419         19,600,937
                                                                                     ----------------------------------------

Property and Equipment                                                                       3,397,854          2,012,751
                                                                                     ----------------------------------------

Other Assets
   Intangible assets                                                                           198,113            221,102
   Deferred costs                                                                            1,032,806            211,781
   Investments                                                                                                     19,800
   Deferred income tax benefit                                                                                      9,678
                                                                                     ----------------------------------------
                                                                                             1,230,919            462,361
                                                                                     ----------------------------------------

                                                                                           $18,551,192        $22,076,049
                                                                                     ========================================

                        Liabilities and Stockholders' Equity
Current Liabilities
   Notes payable--banks                                                                                     $     118,285
   Accounts payable                                                                      $     338,316            261,941
   Accrued liabilities                                                                         806,708            694,166
   Liabilities of discontinuing operations                                                                      2,788,762
                                                                                     ----------------------------------------
         Total current liabilities                                                           1,145,024          3,863,154
                                                                                     ----------------------------------------

Deferred Income Tax Liability                                                                  964,843
                                                                                     ----------------------------------------

Minority Interest in Discontinuing Operations                                                                   1,399,441
                                                                                     ----------------------------------------

Redeemable Common Stock                                                                        379,622            490,711
                                                                                     ----------------------------------------

Stockholders' Equity
   Common stock, no par value
     Authorized--10,000,000 shares
     Issued and outstanding--3,629,087 and 3,632,487 shares, respectively, at stated
       value of $.0001 per share                                                                   362                363
   Additional paid-in capital                                                                9,204,530          8,396,220
   Accumulated other comprehensive income                                                                         795,657
   Retained earnings                                                                         6,856,811          7,130,503
                                                                                     ----------------------------------------
                                                                                            16,061,703         16,322,743
                                                                                     ----------------------------------------

                                                                                           $18,551,192        $22,076,049
                                                                                     ========================================

See notes to consolidated financial statements.

                                       (3)

                 CENTILLION DATA SYSTEMS, INC. AND SUBSIDIARIES
                 Consolidated Statement of Stockholders' Equity

                                                                                                   Accumulated
                                                Additional                                            Other
                                   Common         Paid-in        Comprehensive      Retained      Comprehensive
                                    Stock         Capital           Income          Earnings          Income           Total
-----------------------------------------------------------------------------------------------------------------------------------
Balances, January 1, 1999            $348        $7,321,475                          $9,311,228        $88,485      $16,721,536


   Comprehensive Income
     Net loss                                                     $(2,180,725)       (2,180,725)                     (2,180,725)
     Unrealized gains on
       securities                                                     625,589                          625,589          625,589
     Foreign currency
       translation adjustments                                         81,583                           81,583           81,583
                                                               ------------------
   Comprehensive loss                                             $(1,473,553)
                                                               ==================
   Issuance of common stock            15         1,079,989                                                           1,080,004
   Revaluation of redeemable
     common stock                                    (5,244)                                                             (5,244)
                              ----------------------------------                ---------------------------------------------------


Balances, December 31, 1999           363         8,396,220                           7,130,503        795,657       16,322,743


   Comprehensive Income
     Net income                                                    $4,838,622         4,838,622                       4,838,622
     Unrealized losses on                                            (659,990)                        (659,990)        (659,990)
       securities, net of
       reclassification
       adjustment
     Foreign currency
       translation adjustments                                       (135,667)                        (135,667)        (135,667)
                                                               ------------------
   Comprehensive income                                            $4,042,965
                                                               ==================
   Repurchase of common stock          (1)          (52,879)                                                            (52,880)
   Distribution of investment
     in e.Nova and other                                                             (4,191,277)                     (4,191,277)
     assets
   Distribution of net assets
     of Centillion Digital
     Systems, Inc.                                                                     (921,037)                       (921,037)
   Issuance of stock options
     and stock bonus                                662,600                                                             662,600
   Revaluation of redeemable
     common stock                                   198,589                                                             198,589
                              ----------------------------------                ---------------------------------------------------


Balances, December 31, 2000          $362        $9,204,530                          $6,856,811     $        0      $16,061,703
                              ==================================                ===================================================



See notes to consolidated financial statements.

                                       (4)

                 CENTILLION DATA SYSTEMS, INC. AND SUBSIDIARIES
                      Consolidated Statement of Cash Flows



Year Ended December 31                                                                         2000             1999
----------------------------------------------------------------------------------------------------------------------------
Operating Activities
   Net income (loss)                                                                       $  4,838,622       $(2,180,725)
   Adjustments to reconcile net income (loss) to net cash provided by operating activities
     Depreciation                                                                               799,946         1,943,709
     Amortization                                                                               638,381         1,157,008
     Provision for bad debts                                                                                      (44,856)
     Deferred income tax                                                                      1,650,555           (27,965)
     Gain on disposal of assets                                                              (1,248,034)         (135,904)
     Loss on disposal of discontinuing operations                                                               1,334,700
     Stock option expense                                                                       662,600
     Interest accrued on note receivable                                                        (12,911)
     Deferred revenue                                                                            16,855            36,130
     Minority interest                                                                                            254,276
     Changes in
       Receivables                                                                             (277,173)         (436,204)
       Prepaid assets                                                                           (87,470)          (30,553)
       Income tax (refundable) payable                                                         (372,739)       (2,015,060)
       Accounts payable                                                                         478,579            76,691
       Accrued expenses and other liabilities                                                (2,284,533)          181,447
                                                                                        ------------------------------------
         Net cash provided by operating activities                                            4,802,678           112,694
                                                                                        ------------------------------------

Investing Activities
   Purchase of property and equipment                                                        (2,093,013)       (1,915,499)
   Proceeds from asset disposals                                                              6,233,901         1,275,260
   Purchase of available-for-sale securities                                                                   (4,914,002)
   Purchase of business interests                                                              (866,851)         (873,668)
   Advances to related parties                                                                  (68,953)
   Loans to CTIG and others                                                                    (811,500)
                                                                                        ------------------------------------
         Net cash provided (used) by investing activities                                     2,393,584        (6,427,909)
                                                                                        ------------------------------------

Financing Activities
   Net advances (repayments) on line of credit                                                  (94,390)           94,390
   Repayment of debt                                                                           (120,420)         (265,031)
   Issuance of stock                                                                             87,500            87,500
   Redemption of stock                                                                          (52,880)
   Cash distributed to stockholder                                                           (3,463,032)
                                                                                        ------------------------------------
         Net cash used by financing activities                                               (3,643,222)          (83,141)
                                                                                        ------------------------------------

Effect of Foreign Currency Exchange Rate Changes on Cash and Cash Equivalents                                      81,583
                                                                                        ------------------------------------

Increase (Decrease) in Cash and Cash Equivalents                                              3,553,040        (6,316,773)

Cash and Cash Equivalents, Beginning of Year                                                  6,865,542        13,182,315
                                                                                        ------------------------------------
                                                                                             10,418,582         6,865,542

Cash and Cash Equivalents Included in Assets of Discontinued Operations                                          (768,204)
                                                                                        ------------------------------------

Cash and Cash Equivalents, End of Year                                                      $10,418,582        $6,097,338
                                                                                        ====================================

Supplemental Cash Flows Information
   Cash paid for interest                                                                        $3,960           $24,000
   Cash paid for income taxes                                                                 2,665,000         1,942,000
   Noncash distribution of investment in e.Nova and other assets                                893,854
   Noncash distribution of net assets of Centillion Digital Systems, Inc.                       755,428


See notes to consolidated financial statements.

                                      (5)

                 CENTILLION DATA SYSTEMS, INC. AND SUBSIDIARIES
                   Notes to Consolidated Financial Statements


Note 1 -- Nature of Operations and Summary of Significant Accounting Policies

Nature of Operations
Founded in 1987, Centillion Data Systems, Inc. pioneered and patented an electronic billing analysis system for the telecommunications industry. Today, Centillion processes data using this software for customers throughout the United States, which based on net revenue, is its most significant service. In addition, Centillion subsidiaries market an internationally recognized digital asset management software application and launched one of the first ASP (Application Service Provider) initiatives in the Indianapolis area.

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Significant estimates are used when accounting for the allowance for doubtful accounts, depreciation and amortization and capitalization of computer software development costs.

Principles of Consolidation
The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries, Centillion Digital Systems, Inc. (formerly PhotoImaging North America, Inc.) and its wholly owned subsidiary, Centillion Digital GmbH (Germany), and an entity controlled by the Company, e.Nova, LLC (formerly Computer Bank Services LLC) and its wholly owned subsidiary, Xila Communications, LLC. As discussed in Note 2, these subsidiaries were disposed of during 2000 and left the consolidated group on their disposal date. All intercompany accounts and transactions have been eliminated in consolidation.

Foreign Currency Translation
The consolidated statements include the accounts of the Swedish branch office and the German subsidiary prior to the disposal of Centillion Digital Systems, Inc. on December 2, 2000. The accounts of the Swedish branch have been translated from Swedish Kroner to U. S. dollars and the accounts of the German subsidiary have been translated from German DM to U. S. dollars at the average of the monthly exchange rates for income and expense accounts and at the rates existing at the respective year ends for assets and liabilities. The effects of these translation adjustments have been recorded as a separate component of accumulated other comprehensive income.

Cash and Cash Equivalents
Cash and cash equivalents consist of bank deposits in federally insured accounts. The Company's cash accounts exceeded federally insured limits by approximately $10,240,000 at December 31, 2000.

For purposes of the statement of cash flows, the Company considers all highly liquid debt instruments, if any, purchased with an original maturity of three months or less to be cash equivalents.

Property and Equipment
Property and equipment are recorded at cost. Provisions for depreciation and amortization are computed using straight-line and accelerated methods over the estimated useful lives of the assets.


                                      (6)

CENTILLION DATA SYSTEMS, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements

Capitalized Software Development Costs
Amortization of capitalized software costs is based upon straight-line amortization over three years. When the technological feasibility of a software product that is to be marketed has been established, development costs are capitalized. For software products that will be used by the Company to provide service to its customers, development costs are capitalized when the preliminary project stage is completed and the project has been authorized and funds committed.

Intangible Assets
The Company amortizes its intangible assets using the straight-line method over their respective lives, which range from 3 to 15 years.

Investments
Marketable equity securities are classified as available for sale. Securities available for sale are carried at fair value with unrealized gains and losses reported in accumulated other comprehensive income.

Realized gains and losses are recorded as gains (losses) on disposal of assets. Gains and losses on sales of securities are determined on the specific-identification method.

Bad Debt
The Company uses the reserve method of accounting for bad debts on receivables.

Earnings Per Share
Earnings per share have been computed based upon the weighted-average common shares outstanding during each year.

Income Taxes
Income tax in the consolidated statement of income includes deferred income tax provisions or benefits for all significant temporary differences in recognizing income and expenses for financial reporting and income tax purposes. The Company files consolidated income tax returns with its subsidiaries, except for e.Nova, LLC.

Revenue Recognition
The Company recognizes revenue, net of discounts, for services by work order in the period in which the information is processed and billed. One time license revenue has resulted from settlements of patent infringement litigation. Pursuant to these settlements, the Company has no further obligations related to these licenses. The revenue is recorded when received and related expenses are recorded as incurred.

Research and Development
Research and development costs are expensed as incurred. Total research and development costs were approximately $685,000 for 2000 and $700,000 for 1999.

Reclassifications
Certain amounts in prior year financial statements have been reclassified to conform to the current year presentation.


                                      (7)

CENTILLION DATA SYSTEMS, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements


Note 2 -- Discontinuing Operations

The Company's management having the authority to approve the action determined on February 3, 2000 to dispose of its interests in Centillion Digital Systems, Inc., Centillion Digital GmbH, and e.Nova, LLC and subsidiary. These entities provide technology and telecommunication services different than those of the Company and have distinct operations and customers and therefore represent a separate major line of business from the core telecommunication billing business of Centillion Data Systems, Inc. Accordingly, the operations of these subsidiaries and investees have been reported separately as discontinued operations in the accompanying financial statements. On July 31, 2000, the membership units owned by the Company in e.Nova, LLC along with various other assets and cash of $3,000,000 were sold to CDS Holdings, LLC in exchange for a promissory note. On December 2, 2000, essentially all assets of Centillion Digital Systems, Inc. were sold to CDS Holdings, LLC and certain obligations assumed in exchange for a promissory note. CDS Holdings, LLC is owned by the present stockholders of the Company on the same percentage basis as their ownership in the Company. Prior to the merger, additional cash and other assets will be transferred to CDS Holdings, LLC in the amount of approximately $6,900,000. The total of the promissory note the Company will receive is approximately $10,500,000.

The transfer of the ownership of the Company's ownership interest in these entities was accounted for as a spin-off at historical cost, which is less than their fair market value. Therefore, the disposition was accounted for as a distribution to the stockholders.

At December 31, 1999, the assets of these entities consisted primarily of cash, accounts receivable, property and equipment, capitalized software costs, goodwill, and other intangible assets. The liabilities consisted of accounts payable and short-term bank financing.


December 31                                                                                                     1999
----------------------------------------------------------------------------------------------------------------------------
Assets                                                                                                         $5,082,961
Liabilities                                                                                                     2,788,762

Revenues, losses from operations and loss on disposal of these entities follows:

Year Ended December 31                                                                        2000              1999
----------------------------------------------------------------------------------------------------------------------------

Revenues                                                                                     $1,120,000        $1,570,000
Loss from operations, net of tax expense (benefit) of $74,255 in 2000 and
   $1,834,204 in 1999                                                                           309,268         3,622,867
Loss on disposal, net of tax benefit of $865,300                                                                1,334,700

                                      (8)

CENTILLION DATA SYSTEMS, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements


Note 3 -- Investments

                                                                                      1999
                                                    --------------------------------------------------------------------------
                                                                           Gross             Gross            Approximate
                                                                        Unrealized         Unrealized           Market
December 31                                              Cost              Gains             Losses              Value
--------------------------------------------------- ---------------- ------------------ ----------------- --------------------
Available for sale
   Marketable equity securities                        $4,985,867         $1,370,841        $(240,596)          $6,116,112
                                                    ================ ================== ================= ====================

Proceeds from sales of securities available for sale during 2000 and 1999 were $6,233,901 and $751,777. For 2000, the gain realized was approximately $1,643,000 and the loss realized was approximately $395,000. The net loss realized in 1999 was approximately $168,000.


Note 4 -- Intangible Assets

Intangible assets of continuing operations consist of the following:

December 31                                                                                    2000             1999
----------------------------------------------------------------------------------------------------------------------------
Patents                                                                                        $344,850          $344,850
Accumulated amortization                                                                       (146,738)         (123,748)
                                                                                        ------------------------------------

                                                                                               $198,112          $221,102
                                                                                        ====================================


Note 5 -- Property and Equipment

Property and equipment of continuing operations consists of the following:

December 31                                                                                  2000               1999
----------------------------------------------------------------------------------------------------------------------------

Data processing equipment                                                                   $1,647,294         $1,578,754
Furniture and equipment                                                                        523,246            473,597
Automobiles                                                                                     12,105             12,105
Software                                                                                     4,136,547          2,439,144
Leasehold improvements                                                                         323,628            318,449
                                                                                      --------------------------------------
         Total cost                                                                          6,642,820          4,822,049
Accumulated depreciation and amortization                                                   (3,244,966)        (2,809,298)
                                                                                      --------------------------------------

                                                                                            $3,397,854         $2,012,751
                                                                                      ======================================


                                      (9)

CENTILLION DATA SYSTEMS, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements


At December 31, 2000 and 1999, software of continuing operations was comprised of the following:


                                                                                             2000               1999
----------------------------------------------------------------------------------------------------------------------------
Developed internally                                                                        $3,601,019         $2,028,566
Purchased for internal use                                                                     535,528            410,578
                                                                                      --------------------------------------
         Total                                                                               4,136,547          2,439,144
Accumulated amortization                                                                    (1,264,386)        (1,103,078)
                                                                                      --------------------------------------

         Software--net                                                                      $2,872,161         $1,336,066
                                                                                      ======================================

Software purchased and developed internally is being amortized using the straight-line method over three years. Amortization expense for continuing operations was $161,309 and $145,419 for the years ended December 31, 2000 and 1999.


Note 6 -- Investment

At December 31, 1999, the Company owned 46.9% of the membership interest of e.Nova, LLC. During 2000, the Company acquired an additional membership interest in e.Nova, LLC bringing its ownership interest to 47.2%. Profits and losses are allocated to the members based upon the terms of the LLC operating agreement. . Although the Company owns less than a 50% interest, e.Nova, LLC has been consolidated because the Company has effective control as it has a large minority interest and is funding the operations. As discussed in Note 2, e.Nova, LLC is included as part of discontinuing operations for all periods presented and the Company transferred its ownership interest to CDS Holdings, LLC on July 31, 2000.

During 1999, the Company acquired substantially all of the assets of XMS Corp. for 146,939 shares of Centillion Data Systems stock, valued at $1,080,002. The transaction has been accounted for using the purchase method of accounting. The assets acquired were immediately contributed to e.Nova, LLC who then contributed them to its subsidiary, Xila Communications, LLC. The operations of XMS Corp. have been included in the results of operations from the date of acquisition. Goodwill resulting from the transaction is being amortized using the straight-line method over three years.


Note 7 -- Notes Payable

Notes payable consist of the following:

                                                                                                   2000          1999
----------------------------------------------------------------------------------------------------------------------------
Note payable--bank--8.9%; payable in monthly payments of $20,750 plus interest, final payment due July 1, 2000, collateralized by substantially all of the
   Company's assets                                                                                $0          $118,285
                                                                                              ==============================


                                      (10)

CENTILLION DATA SYSTEMS, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements


Note 8 -- Leases

The Company has a noncancelable operating lease with a related party for office space that expires in 2003. On January 1, 1999, the lease agreement was amended to include additional office space. Rental expense for this lease totaled $630,593 for the years ended December 31, 2000 and 1999.

Minimum annual rental payments required under this operating lease as of December 31, 2000 are as follows:

Years Ending December 31
---------------------------------------------------------------------
2001                                                  $   630,593
2002                                                      630,593
2003                                                      578,044
                                                 --------------------

                                                       $1,839,230
                                                 ====================


Note 9 -- Common Stock

During 1999, the Company issued 146,939 shares for the acquisition of the net assets of XMS Corp. These net assets were then contributed to e.Nova, LLC in exchange for additional membership units. The effect of this transaction increased additional paid-in capital by $1,079,989.


Note 10 -- Redeemable Common Stock

The Company and its stockholders are party to a stockholders agreement. The agreement provides that upon the termination of a management stockholder (specified as two individuals) such stockholder will sell, and the Company will purchase, all outstanding shares held by the management stockholder. In the case of one management stockholder, the Company will purchase all shares into which options then held by such stockholder may be exercised. Additionally, upon a change in control of the Company, all options of the one management shareholder will become immediately exercisable. The purchase price per share shall be determined by mutual agreement between the Company and the management stockholder. If no agreement can be reached, the purchase price will be determined by independent appraisal. At December 31, 2000 and 1999, there were 74,145 and 64,145 shares and 45,655 and 55,655 options subject to repurchase only if the above conditions are met. The Company's Board annually determines a share value for its options. This value for December 31, 2000 and 1999 was $5.12 and $7.65 per share. Using these values, the value of the redeemable shares at December 31, 2000 and 1999 was $379,622 and $490,711.


                                      (11)

CENTILLION DATA SYSTEMS, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements


Changes in redeemable common stock are as follows:

                                                                                              Shares           Amount
----------------------------------------------------------------------------------------------------------------------------
Balance at January 1, 1999                                                                      54,145          $397,969
   Stock issued                                                                                 10,000            87,498
   Adjust value to Board determined value of $7.65 per share                                                       5,244
                                                                                         -----------------------------------

Balance at December 31, 1999                                                                    64,145           490,711
   Stock issued                                                                                 10,000            87,500
   Adjust value to Board determined value of $5.12 per share                                                    (198,589)
                                                                                         -----------------------------------

                                                                                                74,145          $379,622
                                                                                         ===================================


Note 11 -- Employee Benefit Plans

The Company maintains a profit-sharing plan that covers certain eligible employees. Contributions to the Plan are discretionary. The Company elected to contribute $100,000 and $129,000 to the plan for 2000 and 1999.

The Company maintains a wage-deferral plan qualified under Section 401(k) of the Internal Revenue Code that covers certain eligible full-time employees. Effective January 1, 1999, the Company matches 50% of participant contributions up to 2% of participant compensation. During 2000, the Company made contributions of approximately $15,800.


Note 12 -- Income Taxes

Year Ended December 31                                                                      2000               1999
----------------------------------------------------------------------------------------------------------------------------
Income tax expense
   Currently payable
     Federal                                                                              $2,205,056           $1,555,148
     State                                                                                   484,460              158,217
   Deferred
     Federal                                                                               1,000,608               11,304
     State                                                                                   179,692                8,815
                                                                                    ----------------------------------------

         Income tax expense from continuing operations                                    $3,869,816           $1,733,484
                                                                                    ========================================

Reconciliation of federal statutory to actual tax expense
   Federal statutory income tax at 34%                                                    $3,039,711           $1,480,036
   Effect of state income taxes                                                              438,340              110,241
   Effect of nondeductible expenses and other                                                391,765              143,207
                                                                                    ----------------------------------------

         Actual income tax expense from continuing operations                             $3,869,816           $1,733,484
                                                                                    ========================================


                                      (12)

CENTILLION DATA SYSTEMS, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements


The components of the net deferred tax asset related to continuing operations are as follows:

December 31                                                                                    2000             1999
----------------------------------------------------------------------------------------------------------------------------
Assets
   Depreciation and amortization                                                                               $    9,679
   Basis of discontinuing operations                                                                              865,300
   Allowance for bad debts                                                                   $   13,876            10,463
   Vacation and bonus compensation                                                              300,909            40,938
   Property tax                                                                                   5,328             4,299
   State income tax                                                                              40,674            25,545
                                                                                        ------------------------------------
         Total assets                                                                           360,787           956,224
                                                                                        ------------------------------------

Liabilities
   Unrealized gain on securities available for sale                                                              (470,255)
   Depreciation and amortization                                                               (771,929)
   Deferred acquisition costs                                                                  (192,843)
                                                                                        ------------------------------------
         Total liabilities                                                                     (964,772)         (470,255)
                                                                                        ------------------------------------

                                                                                              $(603,985)         $485,969
                                                                                        ====================================

Note 13 -- Major Customer

Contract revenue from one major customer (defined as a customer who provided in excess of 10% of total revenue) approximated 85% and 82% of total contract revenues, from continuing operations, during 2000 and 1999. Accounts receivable from this major customer approximated 46% and 64% of total accounts receivable at December 31, 2000 and 1999, respectively. The Company has a three year contract with this customer which expires March 31, 2001.


Note 14 -- Stock Options

Under the Company's various stock option plans, which are accounted for in accordance with Accounting Principles Board Opinion (APB) No. 25, Accounting for Stock Issued to Employees, and related interpretations, the Company grants selected executives and other employees stock option awards. Some of the options vest immediately while others vest over a period of several years. The options have lives ranging from 3 to 15 years. During 1999, the Company granted options for the purchase of 10,000 shares of common stock at 85% of the fair market value of the stock at the date of grant. During 2000, the Company granted options for the purchase of 50,000 shares at an exercise price of $1.50 per share to one of its directors. Compensation expense of $181,000 was recorded related to these options. During 2000, the other remaining outstanding options were revised to provide for a zero exercise price in the event of the consummation of the merger between the Company and CTIG (see Note 18). Due to the modification of terms, these options have been accounted for as variable option awards as of December 31, 2000 and compensation expense of $379,200 has been recorded.

                                      (13)

CENTILLION DATA SYSTEMS, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements


The Company has entered into a stock option agreement with one of its officers which (as adjusted for the 1996 10,000 for 1 stock split and as amended in 1997 to grant an additional 10,000 shares) grants to the officer the option to purchase 95,000 shares of common stock. When an option is exercised, the employee receives a cash bonus in the amount of the exercise price plus all related income taxes. The employee exercised options for 10,000 shares for $87,500 during 1999 and options for 10,000 shares for $87,500 during 2000. These amounts and the related tax amounts are included as compensation expense for 2000 and 1999. The remaining options for 10,000 shares were exercised in February 2001. The compensation expense related to these options has been accounted for as of December 31, 2000, under variable plan accounting.

Although the Company has elected to follow APB No. 25, SFAS No. 123 requires pro forma disclosures of net income as if the Company had accounted for its employee stock options under that Statement. The fair value of each option grant was estimated on the grant date using a present value calculation with the following assumptions:

                                                                                               2000             1999
                                                                                        ------------------------------------
Risk-free interest rates                                                                       5.40%              5.75%
Dividend yields                                                                                0.00%              1.31%

Weighted-average expected life of the options                                                 6 months         15 years

Under SFAS No. 123, compensation cost is recognized in the amount of the estimated fair value of the options and amortized to expense over the options' vesting period. The pro forma effect on net income and earnings per share of this statement are as follows:

                                                                                              2000              1999
                                                                                       -------------------------------------
Net income (loss)                                                     As reported            $4,838,622      $(2,180,725)
                                                                      Pro forma               4,836,689       (2,240,425)
Earnings per common share                                             As reported                  1.33            (0.62)
                                                                      Pro forma                    1.33            (0.63)
Earnings per common share--assuming dilution                          As reported                  1.33            (0.61)
                                                                      Pro forma                    1.33            (0.63)


The following is a summary of the status of the Company's stock option plans and changes in those plans as of and for the years ended December 31, 2000 and 1999.


Year Ended December 31                                                       2000                          1999
----------------------------------------------------------------------------------------------------------------------------

                                                                              Weighted-Average              Weighted-Average
                              Options                              Shares      Exercise Price     Shares     Exercise Price
----------------------------------------------------------------------------------------------------------------------------
Outstanding, beginning of year                                       90,955        $6.95            90,955        $7.20
Granted                                                              50,000         1.50            10,000         6.50
Exercised                                                           (10,000)        8.75           (10,000)        8.75
Forfeited/expired                                                    (6,800)        7.79
                                                                --------------                 --------------

Outstanding, end of year                                            124,155        $0.60            90,955        $6.95
                                                                ==============                 ==============

Options exercisable at year end                                     124,155                             70,955
Weighted-average fair value of options granted during the year                     $3.66                          $4.83


                                      (14)

CENTILLION DATA SYSTEMS, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements


As of December 31, 2000, the 124,155 options outstanding have exercise prices ranging from $0.00 to $1.50. In February 2001, all of the outstanding options were exercised.


Note 15 -- Other Comprehensive Income

                                                                                             2000
                                                                    --------------------------------------------------------
                                                                                               Tax
                                                                        Before-Tax          (Expense)         Net-of-Tax
Year Ended December 31                                                    Amount             Benefit            Amount
----------------------------------------------------------------------------------------------------------------------------
Unrealized holding gains (losses) arising during the year                $  117,789          $ (49,008)          $  68,781
Less:  reclassification adjustment for gains (losses) realized in
   net income                                                             1,248,034           (519,263)            728,771
                                                                    --------------------------------------------------------
Net unrealized gains (losses)                                            (1,130,245)           470,255            (659,990)
Foreign currency translation adjustment                                    (326,908)           191,241            (135,667)
                                                                    --------------------------------------------------------

                                                                        $(1,457,153)          $661,496           $(795,657)
                                                                    ========================================================

                                                                                             1999
                                                                    --------------------------------------------------------
                                                                                               Tax
                                                                        Before-Tax          (Expense)         Net-of-Tax
Year Ended December 31                                                    Amount             Benefit            Amount
----------------------------------------------------------------------------------------------------------------------------

Unrealized holding gains (losses) arising during the year               $   901,892          $(374,536)           $527,356
Less:  reclassification adjustment for losses realized in net
   income                                                                  (168,000)           (69,767)            (98,233)
                                                                    --------------------------------------------------------
Net unrealized gains (losses)                                             1,069,892           (444,303)            625,589
Foreign currency translation adjustment                                     196,443           (114,860)             81,583
                                                                    --------------------------------------------------------

                                                                         $1,266,335          $(559,163)           $707,172
                                                                    ========================================================

The components of other comprehensive income are as follows:

                                                                                        Foreign            Accumulated
                                                                 Unrealized            Currency               Other
                                                                    Gains             Translation         Comprehensive
                                                                on Securities         Adjustment              Income
----------------------------------------------------------------------------------------------------------------------------

Balance, January 1, 1999                                             $34,401              $54,084              $88,485
     Net change, 1999                                                625,589               81,583              707,172
                                                             ---------------------------------------------------------------

Balance, December 31, 1999                                           659,990              135,667              795,657
     Net change, 2000                                               (659,990)            (135,667)            (795,657)
                                                             ---------------------------------------------------------------

Balance, December 31, 2000                                         $       0           $        0            $       0
                                                             ===============================================================


                                      (15)

CENTILLION DATA SYSTEMS, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements


Note 16 -- Earnings Per Share

Earnings per share (EPS) were computed as follows:

                                                                                   Year Ended December 31, 2000
                                                                       -----------------------------------------------------
                                                                                            Weighted-
                                                                                             Average         Per-Share
                                                                            Income            Shares          Amount
----------------------------------------------------------------------------------------------------------------------------
Basic Earnings Per Share
   Income available to common stockholders                                  $5,070,510       3,629,370         $1.40
                                                                                                          ==================

Effect of Dilutive Securities
   Stock options                                                                                28,500
                                                                       ------------------------------------

Diluted Earnings Per Share
   Income available to common stockholders and assumed conversions          $5,070,510       3,657,870         $1.39
                                                                       =====================================================

                                                                                   Year Ended December 31, 1999
                                                                       -----------------------------------------------------
                                                                                            Weighted-
                                                                                             Average         Per-Share
                                                                            Income            Shares           Amount
----------------------------------------------------------------------------------------------------------------------------

Basic Earnings Per Share
   Income available to common stockholders                                  $2,619,563       3,559,018          $.74
                                                                                                          ==================

Effect of Dilutive Securities
   Stock options                                                                                12,844
                                                                       ------------------------------------

Diluted Earnings Per Share
   Income available to common stockholders and assumed conversions          $2,619,563       3,571,862          $.73
                                                                       =====================================================

Options to purchase 36,300 shares of common stock from $7.79 to $9.54 per share were outstanding at December 31, 1999, but were not included in the computation of diluted EPS because the options' exercise price was greater than the average market price of the common shares.

Note 17 -- Commitments and Contingent Liabilities

The Company is subject to claims and lawsuits which arise primarily in the ordinary course of business. It is the opinion of management that the disposition or ultimate resolution of such claims and lawsuits will not have a material adverse effect on the consolidated financial position of the Company.

                                      (16)

CENTILLION DATA SYSTEMS, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements


Note 18 -- Related Party Transactions

At December 31, 2000, the Company had an outstanding note receivable from CTIG (see Note 19) of $562,911. This note is secured by the accounts receivable of CTIG, payable upon the merger date, and bear interest at 10%. At December 31, 2000, interest was current on this obligation.

The Company provided certain administrative services to its former subsidiaries and investees from the disposal date to December 31, 2000, which amounted to approximately $160,000. At December 31, 2000, the Company had a receivable from these entities of approximately $527,000.


Note 19 -- Pending Acquisition

On February 3, 2000, the Company entered into an Agreement and Plan of Merger with CTI Group Holdings, Inc. (CTIG). This merger closed on February 12, 2001. As a result of this Plan of Merger, the shares of the Company's issued and outstanding common stock prior to the merger will be converted into 13,295,837 shares of Class A Common Stock and 2,833,334 shares of Class B Common Stock of CTIG. In addition, the Company's stockholders will receive the right to additional shares of CTIG Class A Common Stock if certain conditions are met.

Prior to the merger date, the Company created a single member LLC, owned by the Company, to which it transferred all of its patent rights and patent claims. In addition, the Company sold its ownership interests in Centillion Digital Systems, Inc., Centillion Digital GmbH, and e.Nova, LLC to CDS Holdings, LLC, which is owned by its stockholders in the same percentage basis as their ownership in the Company, in exchange for a promissory note due and payable in seven years with interest at the applicable federal rate. These entities are accounted for as discontinued operations at December 31, 2000 and 1999 (see Note
2).

As payments are received by CTIG on the above promissory note, the Company's stockholders will be entitled to receive additional shares of CTIG Class A Common Stock equal in value to the payment received (the CTIG stock to be issued would be valued at 88% of its average market value on the date of distribution). If all or any portion of the promissory note remains outstanding more than five years after the merger, then the Company's stockholders shall receive CTIG Class A Common Stock (on the same basis as if payments were received) based on the fair market value of the promissory note. As discussed in Note 2, the transfer of the ownership of these entities is accounted for as a spin-off at historical cost, which is as a distribution to the stockholders. Proceeds received on the note receivable will be recognized as capital transactions when received.

As a result of the exchange of CTIG stock for the Company's stock, the stockholders of the Company hold a majority of the outstanding voting stock of CTIG. Therefore, this transaction will be treated as a recapitalization of the Company with the Company as the acquirer (reverse acquisition). As the acquirer, the Company has capitalized all direct legal and other fees related to the acquisition. These capitalized fees total $1,032,806 at December 31, 2000 and will be amortized beginning at the merger date.


Note 20 -- Subsequent Event

On January 30, 2001, the Company entered into a settlement agreement from patent infringement litigation and received a one time license fee of $13,500,000.



                                      (17)